EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

a) CoStar Realty Information, Inc., a Delaware corporation

b) CoStar Limited, a U.K. company

c) CoStar UK Limited, a U.K. company

d) Grecam S.A.S., a France Societée par Actions Simplifiée

e) Property and Portfolio Research, Inc., a Delaware corporation

f) Property and Portfolio Research Ltd., a U.K. company

g) Resolve Technology, Inc., a Delaware corporation

h) 1331 L Street Holdings, LLC, a Delaware limited liability company

i) CGI Building Finance, LLC, a Delaware limited liability company

j) VirtualPremise, Inc., a Delaware corporation

k) Lonestar Acquisition Sub, Inc., a Delaware corporation

l) CoStar Realty Information Canada Ltd., a British Columbia company